Exhibit 10.1
BRIGHTSPIRE CAPITAL, INC.
2022 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT
BrightSpire Capital, Inc., a Maryland corporation (the “Company”), through a web-based grant system supported by Bank of America Merrill Lynch, has granted (the “Grant”) shares of its Class A Common Stock, $0.01 par value per share (the “Stock”), to you as the Grantee, subject to the vesting and other conditions as set forth in the Grant (the “Restricted Stock”). Additional terms and conditions of the Grant are set forth in the online acceptance form and this Restricted Stock Agreement (collectively, the “Agreement”) and in the Company’s 2022 Equity Incentive Plan (as it has been or may be amended from time to time, the “Plan”).

This is not a stock certificate or a negotiable instrument.

Restricted Stock	This Agreement evidences an award of shares of Restricted Stock in the number set forth on the online acceptance form accompanying this Agreement and subject to the vesting and other conditions set forth herein, in the Plan, and in the online acceptance form accompanying this Agreement. The Purchase Price is deemed paid by your prior Service to the Company.

Transfer of Unvested Restricted Stock	Unvested shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the shares of Restricted Stock be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit the shares of Restricted Stock.

Issuance
The Company will issue the shares of Restricted Stock in the name set forth on the online acceptance form accompanying this Agreement as of the Grant Date.

The issuance of the shares of Restricted Stock will be evidenced in such a manner as the Committee, in its discretion, deems appropriate, including, without limitation, (i) book-entry registration, or (ii) issuance of one or more share certificates, with any unvested shares of Restricted Stock bearing the appropriate restrictions imposed by this Agreement. As your interest in the shares of Restricted Stock vests, the recordation of the number of shares of Restricted Stock attributable to you will be appropriately modified if necessary.

Vesting
Your rights to the shares of Restricted Stock under this Agreement shall vest in accordance with the vesting schedule set forth on the online acceptance form accompanying this Agreement, so long as you continue in Service on each applicable vesting date set forth on the online acceptance form accompanying this Agreement; provided, however, that for purposes of vesting, fractional numbers of shares of Stock shall be rounded down to the nearest whole share on each vesting date, with the final vesting date including the total number of remaining shares.

You cannot vest in more than the number of shares of Restricted Stock set forth on the online acceptance form accompanying this Agreement.

Notwithstanding the vesting schedule set forth on the online acceptance form accompanying this Agreement, the unvested shares of Restricted Stock will become one hundred percent (100%) vested: (a) as of your death or Disability, (b) if the Restricted Stock is not assumed, or equivalent restricted securities are not substituted for the Restricted Stock, by the Company or its successor, upon the consummation of a Change of Control (as defined in the Plan), or (c) as of your Involuntary Termination (as defined below). No additional shares of Restricted Stock will vest after your Service has terminated for any reason.

For this purpose, “Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by an Applicable Entity for reasons other than Cause; or (ii) your voluntary resignation for Good Reason as defined in any applicable employment or severance agreement, plan, or arrangement between you and an Applicable Entity, or if none, then your voluntary resignation following (x) an adverse alteration in your title or responsibilities; (y) a reduction in your annual base salary or a reduction in your annual target bonus opportunity; or (z) the relocation of your principal place of employment to a location more than thirty-five (35) miles from your principal place of employment or an Applicable Entity requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Applicable Entity’s business to an extent substantially consistent with your business travel obligations. For a voluntary resignation for Good Reason to qualify as an Involuntary Termination, you must (1) provide notice to the Applicable Entity of any of the foregoing occurrences within ninety (90) days following the initial occurrence, (2) the Applicable Entity shall have thirty (30) days to remedy such occurrence, and (3) if the Applicable Entity fails to cure such condition within the cure period, you voluntarily resign within thirty (30) days following the expiration of such cure period.

Forfeiture of Unvested Restricted Stock	Unless the termination of your Service triggers accelerated vesting or other treatment of the Restricted Stock pursuant to the terms of this Agreement (described in the Vesting section above), the Plan, or any Services Agreement, in the event your Service is terminated for any reason, you will immediately and automatically forfeit to the Company all of your unvested shares of Restricted Stock as of such termination of Service.

Forfeiture of Rights and Recoupment
If you should take actions, or fail to take actions, in violation or breach of or in conflict with any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of employees or clients of any Applicable Entity, (d) confidentiality obligation with respect to any Applicable Entity, (e) secondment agreement, (f) Company policy or procedure, (g) other agreement, or (h) any other obligation to any Applicable Entity, or if your Service is terminated for Cause, the Company has the right to cause an immediate and automatic forfeiture of your rights to the Restricted Stock under this Agreement, and you will immediately and automatically forfeit the Restricted Stock to the Company.

In addition, if you have vested in shares of Restricted Stock during the two (2) year period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares of Stock) in an amount determined as follows: (1) for any shares of Stock that you have sold prior to receiving notice from the Company, the amount will be the proceeds received from the sale(s), and (2) for any shares of Stock that you still own, the amount will be the number of shares of Stock owned times the Fair Market Value of the shares of Stock on the date you receive notice from the Company (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the Restricted Stock or any other shares of Stock or making a cash payment or a combination of these methods as determined by the Company in its sole discretion).

Leaves of Absence
For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Committee may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Section 83(b) Election
Under Section 83 of the Code, the difference between the Purchase Price paid for the shares of Restricted Stock and their Fair Market Value on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at that time. For this purpose, “forfeiture restrictions” include the forfeiture of unvested shares of Restricted Stock described above. You may elect to be taxed at the time the Restricted Stock is granted, rather than when such shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date on the online acceptance form accompanying this Agreement. If you are eligible to file an election and elect to do so, you will have to make a tax payment to the extent the Purchase Price is less than the Fair Market Value of the shares on the Grant Date. No tax payment will have to be made to the extent the Purchase Price is at least equal to the Fair Market Value of the shares on the Grant Date. Failure to make this filing within the applicable thirty (30)-day period will result in the recognition of ordinary income by you (in the event the Fair Market Value of the shares as of the vesting date exceeds the Purchase Price) as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY CODE SECTION 83(b) ELECTION.

To obtain a Section 83(b) election form and/or the procedures for making the election, please contact tax@brightspire.com and dpalame@brightspire.com.

Withholding Taxes
You agree as a condition of this Grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due relating to the grant of and vesting of, or any other payment with respect to (including the payment of dividends), the shares of Restricted Stock. In the event that any Applicable Entity determines that any federal, state, local, or foreign tax or withholding payment is required relating to the shares of Restricted Stock, the Applicable Entity shall have the right, in such Committee’s discretion, to require such payments from you or to withhold such amounts from other payments due to you from the Applicable Entity (including withholding the delivery of vested shares of Stock otherwise deliverable under this Agreement, provided that, to the extent required to avoid adverse accounting consequences to the Company, the shares of Stock so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Laws).

You agree that the Applicable Entity shall be entitled to use whatever method it may deem appropriate to recover such taxes. You further agree that the Applicable Entity may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

Retention Rights	This Agreement and the Grant evidenced hereby do not give you the right to be retained by any Applicable Entity in any capacity. Unless otherwise specified in a Services Agreement, the Applicable Entity reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights
You will be entitled to vote your shares of Restricted Stock and to receive, upon the Company’s payment of a cash dividend on outstanding shares of Stock, a cash amount equal to the per-share dividend paid on the shares of Restricted Stock, in either case, that you hold as of the applicable record date.

Any stock distributions you receive with respect to unvested shares of Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be deemed to be a part of the grant of the Restricted Stock and subject to the same conditions and restrictions applicable thereto.

Notwithstanding the foregoing, you shall not be entitled to vote or to receive any dividend on the Restricted Stock you hold if the record date for such vote or dividend is on or prior to the date on which your share certificate is issued (or an appropriate entry is made).

You may at any time obtain a copy of the prospectus related to your Award pursuant to this Agreement by accessing the prospectus incorporated in https://www.sec.gov/Archives/edgar/data/1717547/000171754722000050/brsp-formsx8.htm.  Additionally, you may receive a paper copy of the prospectus free of charge from the Company by contacting David A. Palamé, c/o BrightSpire Capital, 590 Madison Ave., 33rd Floor, New York, NY 10022, 212-547-2631, and dpalame@brightspire.com.

Corporate Activity	Your Grant shall be subject to the terms of any applicable transaction agreement in the event the Company is subject to any merger, reorganization, consolidation, liquidation or other corporate activity.

Legends
If and to the extent that the shares of Restricted Stock are represented by share certificates rather than book entry, all share certificates representing the Stock issued under this Grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING, FORFEITURE, AND OTHER RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

To the extent the Stock is represented by a book entry, such book entry will contain an appropriate legend or restriction similar to the foregoing.

Clawback
This Grant is subject to mandatory repayment by you to the Company in the circumstances specified in the Plan, including to the extent you are or in the future become subject to any Company “clawback” or recoupment policy that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this Grant earned or accrued during the twelve (12)-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained information affected by such material noncompliance.

Governing Law	This Agreement will be interpreted and enforced under the laws of the State of New York, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan
The text of the Plan is incorporated into this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Grant. Any prior agreements, commitments, or negotiations concerning the Grant are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement (each, a “Services Agreement”) between you and any Applicable Entity shall supersede this Agreement with respect to its subject matter.

Data Privacy
As a condition of this Grant of the Restricted Stock, you consent to the collection, use, and transfer or personal data as describe in this paragraph. In order to administer the Plan, you understand that the Applicable Entity holds certain personal information about you, including but not limited to, your name, home address and telephone number, date of birth, social security number or equivalent, compensation, nationality, job title, ownership interest or directorships held by the Applicable Entity, and details of all equity awards or other entitlements to shares of Stock awarded, cancelled, exercised, vested or unvested (“Data”). You further understand that the Applicable Entity will transfer Data amongst themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Applicable Entity may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. You authorize them to receive, possess, use, retain, and transfer such Data as may be required for the administration of the Plan or the holding of shares of Stock on your behalf, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of Stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to the Data.

By accepting this Grant, you give explicit consent to any Applicable Entity to process any such Data.

Code Section 409A
The Grant of Restricted Stock under this Agreement is intended to comply with the “restricted property” exemption from Code Section 409A (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with such exemption. Notwithstanding anything to the contrary in the Plan or this Agreement, neither an Applicable Entity, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither an Applicable Entity, the Board, nor the Committee will have any liability to you for such tax or penalty.

Notice Delivery
By accepting this Grant, you agree that notices may be given to you in writing either at your home or mailing address as shown in the records of the Applicable Entity or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the normal process employed by the Applicable Entity, as applicable, for communicating electronically with its employees, directors, or other service providers.

By accepting and not rejecting the online acceptance form accompanying this Agreement, you agree to all of the terms and conditions described above and in the Plan.